Exhibit 3.1

SECOND CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SAEXPLORATION HOLDINGS, INC.

SAExploration Holdings, Inc. (the “Corporation”), a corporation duly incorporated and validly existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby files this Second Certificate of Amendment (this “Amendment”) to the Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation (as amended by Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 5, 2018 and as heretofore amended) and hereby certifies as follows:

1.Section 4.1 of Article IV of the Corporation’s Certificate of Incorporation, as heretofore amended, is hereby amended and restated in its entirety to read as follows:

4.1Authorized Stock. The total number of shares of all classes of stock that the Corporation shall have authority to issue is (a) 401,000,000, shares, divided into 400,000,000 shares of Common Stock, with the par value of $0.0001 per share (the “Common Stock”), and (b) 1,000,000 shares of Preferred Stock, with the par value of $0.0001 per share (the “Preferred Stock”). The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

2.Article IV of the Corporation’s Certificate of Incorporation, as heretofore amended, is hereby supplemented by the addition of the following after the fifth paragraph in the Article:

4.6Reverse Stock Split. Upon the filing of the Second Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation containing this sentence (the “Effective Time”), each 20 shares of Common Stock either issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time, shall automatically and without any action on the part of the respective holders thereof, be combined into one (1) share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Effective Time who would otherwise be entitled to a fraction of a share of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests upon the submission of a transmission letter by a stockholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Capital Market as of the date of the Effective Time, by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3.This Amendment was duly adopted by the Board of Directors of the Corporation and by the stockholders of the Corporation, in accordance with the provisions of Section 242(b) of the DGCL.

4.This Amendment shall become effective upon its filing in accordance with the provisions of Section 103(d) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 13th day of September, 2018.

SAEXPLORATION HOLDINGS, INC.

By:	/s/ Brent Whiteley
Name	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

[Signature Page to Certificate of Amendment]